Exhibit 10.3

«GrantDate»

«First_Name» «Last_Name»

«Address_1»

«City», «State»  «Zip»

Dear «First_Name»:

In accordance with the 2016 Long-Term Incentives Plan (the “Plan”) of ORBCOMM Inc. (the “Company”), you, as a key employee of the Company, have been granted an award (the “Award”) of Restricted Stock Units (“RSUs”).  Each RSU represents the right to receive one share of Stock or its cash equivalent.

Type of Grant:	Restricted Stock Unit

Number of RSUs:	«RSUsGranted»

Vesting Schedule:	See Schedules A and B attached.

All vesting increments are rounded to the nearest whole number of RSUs.

The Award has been granted upon the terms and conditions of this Restricted Stock Unit Award Agreement, subject in all respects to the provisions of the Plan, as it may be amended from time to time.  The Restricted Stock Unit Award Agreement Terms and Conditions attached hereto are incorporated into and are part of this Restricted Stock Unit Award Agreement.  The Award is also subject to the Company’s Executive Incentive Compensation Recoupment Policy, as in effect from time to time.

If you have any questions regarding the Award, please contact Head of Human Resources, ORBCOMM Inc. at (703) 433-6370.

With Acknowledgement-2018
AmericasActive:12790466.10

Please acknowledge your agreement to this Restricted Stock Unit Award Agreement by signing below and returning an executed copy of this Restricted Stock Unit Award Agreement to the Company.

ORBCOMM Inc.

By:
Christian G. Le Brun
Executive Vice President and
General Counsel

Dated:

Acknowledged and Agreed:

Name:
Date:

2
AmericasActive:12790466.10

Schedule A

«First_Name» «Last_Name»

TIME VESTED RSUs

The Time Vested RSUs will vest as follows:

[Amount] will vest on [Date]

[Amount] will vest on [Date]

[Amount] will vest on [Date]

A-1
AmericasActive:12790466.10

Schedule B

«First_Name» «Last_Name»

PERFORMANCE VESTED RSUs

Target for Performance vested RSUs eligible to vest for 2019:

Target	Number of Performance vested RSUs eligible to vest for each target for 2019*

B-1
AmericasActive:12790466.10

ORBCOMM INC.

2016 LONG-TERM INCENTIVES PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

TERMS AND CONDITIONS

In accordance with the 2016 Long-Term Incentives Plan (the “Plan”) of ORBCOMM Inc. (the “Company”), you have been granted an award (the “Award”) of Restricted Stock Units (“RSUs”).  Each RSU represents the right to receive one share of Stock or its cash equivalent.  Capitalized terms used herein and not otherwise defined herein will have the respective meanings ascribed to them in the Plan.  These Restricted Stock Unit Award Agreement Terms and Conditions are incorporated into and made a part of the Restricted Stock Unit Award Agreement (the “Award Agreement”) detailing the specifics of your Award.

The RSUs have been granted to you upon the following terms and conditions:

1.Rights of the Participant with Respect to the RSUs

(a)No Stockholder Rights.  The RSUs granted pursuant to the Award do not and will not entitle Participant to any rights of a stockholder of the Company.  The rights of Participant with respect to the RSUs will remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the RSUs lapse, in accordance with Section 2.

(b)Additional Restricted Stock Units.  As long as Participant holds RSUs granted pursuant to the Award, the Company will credit to Participant, on each date that the Company pays a cash dividend to holders of Stock generally, an additional number of RSUs (“Additional RSUs”) equal to the total number of whole RSUs and Additional RSUs previously credited to Participant under the Award multiplied by the dollar amount of the cash dividend paid per share of Stock by the Company on such date, divided by the Fair Market Value of a share of Stock on such date.  Any fractional RSUs resulting from such calculation will be included in the Additional RSUs.  A report showing the number of Additional RSUs so credited will be sent to Participant periodically, as determined by the Company.  The Additional RSUs so credited will be subject to the same terms and conditions as the RSUs to which such Additional RSUs relate and the Additional RSUs will be forfeited in the event that the RSUs with respect to which such Additional RSUs were credited are forfeited.

(c)Payment of Restricted Stock Units.  No payment in respect of any RSU (whether in shares of Stock or cash) will be made to Participant prior to the date on which the RSUs vest, and the restrictions with respect to the RSUs lapse, in accordance with Section 2.  In any event and subject to Section 2(c), payment of any vested RSUs will be made no later than March 15 of the calendar year immediately following the calendar year in which the RSU vests.  Neither this Section 1(c) or the Plan nor any action taken pursuant to or in accordance with this

With Acknowledgement-2018
AmericasActive:12790466.1

Section 1(c) will be construed to create a trust of any kind.  After any RSUs vest pursuant to Section 2, payment made in respect of any RSU will be in cash, Stock or a combination thereof, as determined by the Committee in its sole discretion.  To the extent payment of an RSU is made in shares of Stock, the Company will promptly cause to be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, shares of Stock in payment of such whole number of vested RSUs and Additional RSUs determined by the Committee to be paid in Stock.  To the extent payment of an RSU is made in cash, the amount of such cash payment will be calculated based on the Fair Market Value of the Stock underlying such RSUs and Additional RSUs on the vesting date (or such other date as the Committee shall determine in its sole discretion).  The value of any fractional RSUs will be paid in cash at the time payment is made to Participant in respect of the vested RSUs and Additional RSUs.

2.Vesting.  You will be deemed to have earned the RSUs and Additional RSUs subject to the Award as follows:

(a)Time Vested RSUs.  The number of RSUs (and any related Additional RSUs) set forth on Schedule A to the Award Agreement (the “Time Vested RSUs”) will vest as set forth on Schedule A to the Award Agreement; and

(b)Performance Vested RSUs.  The number of RSUs (and any related Additional RSUs) set forth on Schedule B to the Award Agreement (the “Performance Vested RSUs”) will vest based on achievement by you and/or the Company (as determined in the sole discretion of the Committee) of the performance targets as set forth in Schedule B to the Award Agreement.

(c)Change of Control.  Subject to the other terms and conditions set forth herein, if a Change of Control occurs and:

(i)

all outstanding RSUs and Additional RSUs are replaced with Replacement Awards and within two years after such Change of Control, your employment or service with the Company is terminated for any reason other than cause, all unvested Replacement Awards will vest and be paid as provided in Section 10(a) of the Plan promptly upon and no later than 30 days after the effective date of such termination of employment or service following a Change of Control and subject to Section 10(c) of the Plan; provided, however, that all applicable performance periods will be deemed completed in full and no pro ration shall be applicable; or

(ii)

all outstanding RSUs and Additional RSUs are not replaced with Replacement Awards, then to the extent that any then-outstanding RSUs and Additional RSUs are not vested, they will vest and be paid as provided in Section 10(b) of the Plan promptly upon and no later than 30 days after the effective date of such Change of Control and subject to Section 10(c) of the Plan; provided, however, that all applicable performance periods will be deemed completed in full and no pro ration shall be applicable.

2
AmericasActive:12790466.1

(d)Vesting Upon Termination of Employment.  Except as otherwise specifically provided in a written agreement between the Participant and the Company, if, prior to vesting of the RSUs pursuant to Section 2, Participant ceases to be employed by the Company for any reason (voluntary or involuntary) including death or permanent long-term disability, which constitutes a “separation from service” under Internal Revenue Code Section 409A, as amended from time to time, including any regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service (collectively, “Section 409A”), then, subject to the other terms and conditions set forth herein, Participant’s rights to all of the unvested RSUs and unvested Additional RSUs will immediately expire and terminate as of the date of such termination of employment.

3.Restriction on Transfer.  The RSUs and Additional RSUs will be deliverable, during your lifetime, only to you and are not transferable by you other than (a) by will or by the laws of descent and distribution; or (b) by gift to your spouse or natural, adopted or step-children or grandchildren (“Immediate Family Members”) or to a trust for the benefit of one or more of your Immediate Family Members or to a family charitable trust established by you or a member of your family.

4.Adjustments to Restricted Stock Units.  In the event of any change in or affecting the outstanding shares of Stock by reason of a stock dividend or split, merger or consolidation on or after the date of the Award, or various other events, adjustments will be made as appropriate in connection with the RSUs as contemplated in the Plan. Notwithstanding anything in this paragraph to the contrary, no adjustment will be made to the Award to the extent that the adjustment would constitute an additional deferral or acceleration of payment in violation of Section 409A.

5.Income Tax Matters.  The Company will have the right, in connection with the vesting of RSUs under the Award, (a) to deduct from any payment otherwise due by the Company to Participant or any other person receiving delivery of cash or shares of Stock an amount equal to any taxes required to be withheld by law with respect to such delivery, (b) to require Participant or any other person receiving such delivery to pay to the Company an amount sufficient to provide for any such taxes so required to be withheld, (c) to require Participant to sell such number of shares of Stock otherwise deliverable as may be necessary so that the net proceeds of such sale will be an amount sufficient to provide for any such taxes so required to be withheld and to pay such amount to the Company or (d) to reduce the number of shares of Stock Participant is to receive upon vesting of RSUs under the Award by the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the vesting or delivery date, is equal in value to any such taxes so required to be withheld.

6.Forfeiture in the Event of Breach of Non-Competition and/or Non-Solicitation Covenant.  The Participant acknowledges that his or her continued employment with the Company and the RSUs are sufficient consideration for the obligations contained in the Award, including, without limitation, the restrictions imposed upon the Participant by this Section 6.

3
AmericasActive:12790466.1

(a)Non-Competition.  The Participant expressly agrees and covenants that during the Participant’s employment and for the six (6)-month period immediately thereafter, the Participant will not, anywhere in the world, whether directly or indirectly, for himself or herself or for any third party, (i) engage in any business activity, (ii) provide professional services to another person or entity (whether as an employee, consultant, or otherwise), or (iii) become a partner, member, principal, or stockholder having a 10% or greater interest in any entity, but in each such case, only to the extent that such activity, person or entity is in competition with the Business (as defined below).  The Participant acknowledges and understands that, due to the global nature of the Company’s business and the technological advancements in electronic communications around the world, any geographic restriction of the Participant’s obligation under this Section 6(a) would be inappropriate and counter to the protections sought by the Company hereunder.

(b)Non-Solicitation.  The Participant expressly agrees and covenants that during the Participant’s employment and for the one (1)-year period immediately thereafter, the Participant will not, anywhere in the world, whether directly or indirectly, for himself or herself or for any third party:  (i) solicit any business or contract, or enter into any business or contract, directly or indirectly, with any supplier, licensee, customer or partner of the Company that (A) was a supplier, licensee, customer or partner of the Company at, or within six (6) months prior to, the termination of Participant’s employment, or (B) was a prospective supplier, licensee, customer, or partner of the Business at the time of the Participant’s termination of employment, and in either case, for purposes of engaging in an activity that is in competition with the Business; or (ii) solicit or recruit, directly or indirectly, any of the Company’s or its subsidiaries’ employees, or any individual who was employed by the Company’s or its subsidiaries’ within six (6) months prior to the termination of the Participant’s employment, for employment or engagement (whether as an employee, consultant or otherwise) with a person or entity involved in marketing or selling products or services competitive with the Business.  The Participant acknowledges and understands that, due to the global nature of the Company’s business and the technological advancements in electronic communications around the world, any geographic restriction of the Participant’s obligation under this Section 6(b) would be inappropriate and counter to the protections sought by the Company hereunder.

(c)Forfeiture. If the Company determines that the Participant has violated any provisions of Section 6(a) or (b), then the Participant agrees and covenants that:

(i)any portion of RSUs and Additional RSUs (whether vested or unvested) that has not been paid to the Participant as of the date of such determination will be immediately rescinded;

(ii)the Participant will automatically forfeit any rights the Participant may have with respect to the RSUs or Additional RSUs as of the date of such determination; and

(iii)if the Participant has received shares of Stock as payment with respect to vested RSUs or Additional RSUs under the terms of the Award within the one (1) year period immediately preceding or following a violation of Section 6(a) or the one (1) year period immediately preceding a violation of Section 6(b), upon the Company’s demand, the Participant will immediately deliver to the Company a certificate or certificates for

4
AmericasActive:12790466.1

shares of Stock (1) equal to the number of shares paid to the Participant under the Award if any part of such payment was made in shares of Stock and/or (2) equal to the value paid to the Participant under the terms of the Award if any part of such payment was made in cash.

(d)Definition of Business.  For purposes of Section 6(a) and Section 6(b), “Business” will mean the business of offering wireless data communication services, including for the purpose of tracking and/or monitoring fixed or mobile assets, the business of designing, manufacturing or distributing modems or terminals that operate on such services, or any other business in which the Company is materially engaged during the Participant’s period of employment or, with respect to any post-employment period, during the six (6) month period immediately preceding the Participant’s termination of employment.

(e)Severability.  The Participant acknowledges and agrees that the period, scope and geographic areas of restriction imposed upon the Participant by the provisions of Section 6 are fair and reasonable and are reasonably required for the protection of the Company.  In the event that any part of the Award, including, without limitation, Section 6, is held to be unenforceable or invalid, the remaining parts of Section 6 and the Award will nevertheless continue to be valid and enforceable as though the invalid portions were not a part of the Award.  If any one of the provisions in Section 6 is held to be excessively broad as to period, scope and geographic areas, any such provision will be construed by limiting it to the extent necessary to be enforceable under applicable law.

(f)Additional Remedies.  The Participant acknowledges that breach by the Participant of the Award would cause irreparable harm to the Company and that in the event of such breach, the Company will have, in addition to the remedies set forth in Section 6(c), monetary damages and other remedies at law or in equity, the right to an injunction, specific performance and other equitable relief to prevent violations of the Participant’s obligations hereunder.

7.Miscellaneous.

(a)The Award does not confer on Participant any right with respect to the continuance of any relationship with the Company or its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b)To the extent that any payment of any RSU is made in shares of Stock pursuant to the terms of the Award, the Company will not be required to deliver any shares of Stock upon vesting of any RSUs and Additional RSUs until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied, provided that in all cases the delivery of any shares of Stock will be made within such time frame following the scheduled payment date as is required to avoid a violation of the requirements of Section 409A.

(c)To the extent there is any conflict between the terms contained in the Award Agreement (including these Restricted Stock Unit Award Agreement Terms and Conditions) and the Plan, the terms of the Plan will control.

5
AmericasActive:12790466.1